Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS 2010 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

Palo Alto, CA — March 10, 2011 — Anacor Pharmaceuticals (NASDAQ:ANAC) announced today its financial results for the fourth quarter and year ended December 31, 2010.  The net loss for the fourth quarter ended December 31, 2010 was $7.5 million compared to $3.9 million during the same quarter in 2009.  The net loss for the year ended December 31, 2010 was $10.1 million compared to $24.8 million for the year ended December 31, 2009.  Cash, cash equivalents and short-term investments totaled $78.6 million at December 31, 2010, compared to $14.5 million at December 31, 2009.

“In the short time since our IPO, we have executed on our goals of initiating our two Phase 3 trials for AN2690 in onychomycosis and initiating the final Phase 2b trial for AN2728 in psoriasis.  In addition we signed a collaboration agreement with Medicis to leverage our boron chemistry platform toward the discovery of a new acne therapy,” said David Perry, Chief Executive Officer of Anacor Pharmaceuticals.  “Our focus for the remainder of 2011 is to continue to execute on our clinical development activities for AN2690 and AN2728 while GSK continues the development of GSK ‘052, our partnered Gram-negative antibiotic drug candidate.”

2010 Highlights and Recent Developments

Clinical

•                  AN2690 — our lead topical antifungal product candidate for the treatment of onychomycosis, a fungal infection of the nail and nail bed which affects approximately 35 million people in the United States:

•                  Commenced enrollment in two Phase 3 trials of AN2690 for onychomycosis in December 2010.  Each Phase 3 trial will enroll 600 patients with full enrollment anticipated in the second half of 2011.

•                  AN2728 — our lead topical anti-inflammatory product candidate for the treatment of psoriasis, a chronic inflammatory skin disease that affects approximately 7.5 million people in the United States and over 100 million people worldwide:

•                  Announced results in June 2010 from a 145 patient Phase 2b trial for AN2728 demonstrating statistically significant efficacy in mild-to-moderate plaque-type psoriasis.

•                  Announced results in February 2011 from a Phase 1 absorption trial which demonstrated that 2% AN2728 topical ointment was well-tolerated and provided a substantial margin of safety for both acute and chronic effects when applied twice daily to healthy volunteers.

•                  Commenced the final Phase 2b trial for AN2728 in mild-to-moderate plaque-type psoriasis in February 2011.  This trial will enroll 60 patients with results anticipated in the second half of 2011.

•                  GSK ‘052 (GSK2251052 or GSK ‘052, formerly known as AN3365) — our lead systemic antibiotic for the treatment of infections caused by Gram-negative bacteria:

•                  Announced in July 2010 that SmithKlineBeecham Corporation d/b/a GlaxoSmithKline (GSK) exercised its option to obtain an exclusive license to develop and commercialize

GSK ‘052.   In early studies, GSK ‘052 showed robust activity against multi-resistant Gram-negative bacteria with no cross resistance to existing classes of antibiotics.

Business Development

•                  Established a research and development collaboration in February 2011 with Medicis Pharmaceutical Corporation (Medicis) to discover and develop boron-based small molecule compounds directed against a target for the potential treatment of acne.  Under the terms of the agreement Anacor received a $7 million upfront payment and is eligible for up to $153 million in milestones as well as high single-digit to low double-digit royalties on sales by Medicis.

•                  Established a research collaboration in August 2010 with Eli Lilly and Company (Lilly) under which we will collaborate to discover products for a variety of animal health applications.

•                  Neglected Disease Initiatives

•                  Announced a joint research agreement in March 2011 with the Institute for OneWorld Health to develop new treatments for diarrheal disease.

•                  Initiated a research collaboration in November 2010 with the University of California San Francisco and New York Blood Centers to discover new drug therapies for river blindness.

•                  Initiated a research collaboration in April 2010 with Medicines for Malaria Venture to apply Anacor’s boron chemistry technology to identify new medicines for the treatment of malaria.

Corporate

•                  Completed our initial public offering and concurrent private placement in November 2010 and completed the partial exercise of the over-allotment option in December 2010 which together raised a total of $76.9 million in gross proceeds.

•                  Awarded $1.5 million in grant funds in October 2010 by the United States Department of the Treasury under the Qualifying Therapeutic Discovery Project (QTDP) program.

Anticipated Milestones in 2011

•                  We expect to complete enrollment of our two Phase 3 trials of AN2690 in onychomycosis in the second half of 2011.

•                  We plan to announce results from the final Phase 2b trial for AN2728 in mild-to-moderate plaque-type psoriasis in the second half of 2011.

•                  We plan to complete an end-of-year Phase 2 meeting with the FDA regarding AN2728 and, subject to the outcome of that meeting, we plan to initiate a Phase 3 trial for AN2728 in mild-to-moderate plaque-type psoriasis in the second half of 2011.

•                  We expect to initiate a Phase 2 trial in atopic dermatitis evaluating AN2728, AN2898 and vehicle in the first half of 2011.

•                  We anticipate GSK will initiate Phase 2 trials of GSK ‘052 in patients with complicated urinary tract infections (cUTI) and complicated intra-abdominal infections (cIAI) by year-end 2011.

Selected Fourth Quarter and Full Year 2010 Financial Results

Revenues for the fourth quarter ended December 31, 2010 were $3.5 million, compared to $6.8 million for the comparable period in 2009. The decrease in revenues was primarily due to a $6.0 million milestone received for GSK ‘052 in the fourth quarter of 2009. There were no milestones earned in the last quarter of 2010.  This decline in milestone revenues was partially offset by revenues from grant funds we were awarded in October 2010 under the federal government’s QTDP program and fourth quarter 2010 revenue earned from our August 2010 collaboration with Lilly.  Revenues for the year ended December 31, 2010 were $27.8 million, compared to $18.6 million in 2009. The increase in revenues for the full year was mainly a result of higher revenues from our collaboration with GSK, primarily due to $15.0 million in GSK milestone revenues earned in 2010 versus $6.8 million in 2009.  Also contributing to the year-over-year increase in revenues were $1.5 million from our QTDP grant award and $1.4 million in revenues under our 2010 collaboration with Lilly.  These increases were partially offset by a $3.2 million decline in revenues from our contract with Schering Corporation (Schering), which was cancelled in January 2010 after Schering merged with Merck & Co., Inc.

Research and development expenses for the fourth quarter 2010 were $9.7 million compared to $8.8 million for the comparable period in 2009. Research and development expenses for the year were $29.9 million compared to $34.1 million for 2009.  The increase in expenses in the last quarter of 2010 compared to the same quarter in the prior year was primarily due to increased spending for AN2690 and AN2728 as we were preparing for and commencing our AN2690 Phase 3 trials and initiating manufacturing activities in anticipation of starting additional preclinical studies and our final Phase 2b clinical trial for AN2728.  Spending related to our new 2010 contract with Lilly also contributed to the fourth quarter 2010 versus fourth quarter 2009 growth in R&D expenses.  The increases were only partially offset by declines in spending on our GSK programs.  The decrease in expenses for the full year was mainly due to our reduced spending on our early-stage GSK programs and GSK becoming solely responsible for development expenses for GSK ‘052 in the second half of 2010, following their licensing of the compound in July 2010.  Partially offsetting the GSK program spending declines were increased expenditures for AN2690 and AN2728 in connection with the clinical trials and manufacturing activities mentioned above.

General and administrative expenses for the fourth quarter of 2010 were $1.9 million compared to $1.7 million for the comparable period in 2009. General and administrative expenses for the year were $7.5 million compared to $7.1 million for 2009.

Cash, cash equivalents and short-term investments totaled $78.6 million at December 31, 2010, compared to $14.5 million at December 31, 2009.

2011 Financial Outlook

We project cash, cash equivalents and short-term investments to be at least $50 million at year-end 2011.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform. Anacor has discovered five clinical compounds that are currently in development, including its three lead programs: AN2690, a topical antifungal for the treatment of onychomycosis; AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of psoriasis; and GSK 2251052, or GSK ‘052 (formerly referred to as AN3365), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which has been licensed to GlaxoSmithKline under the companies’ research and development agreement. In addition, Anacor is developing AN2718 as a topical antifungal product candidate for the treatment of onychomycosis and skin fungal infections, and AN2898 as a topical anti-inflammatory product candidate for the treatment of psoriasis and atopic dermatitis.   For more information visit http://www.anacor.com.

Forward-Looking Statements

This press release may contain forward-looking statements that relate to future events including the development and commercialization of AN2728, our collaborations, expected commencement, enrollment and completion of our clinical trials, regulatory meetings related to our product candidates and financial outlook for 2011. These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements, including risks related to enrollment and successful completion of our trials, risk of unforeseen side effects, risks related to our collaborations and risks related to regulatory approval of new drug candidates. These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

ANACOR PHARMACEUTICALS, INC.

STATEMENT OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(in thousands, except share and per share data)
Revenues:
Contract revenue	$ 1,485	$ 275	$ 8,448	$ 9,793
Contract revenue-related party	591	6,500	17,909	8,850
Government grant revenue	1,467	—	1,467	—
Total revenues	3,543	6,775	27,824	18,643
Operating expenses:
Research and development	9,734	8,767	29,866	34,083
General and administrative	1,940	1,697	7,452	7,054
Total operating expenses	11,674	10,464	37,318	41,137
Loss from operations	(8,131)	(3,689)	(9,494)	(22,494)
Interest income	12	27	25	154
Interest expense	(404)	(471)	(2,005)	(2,434)
Other income (expense)	1,028	194	1,416	(80)
Loss before income tax benefit	(7,495)	(3,939)	(10,058)	(24,854)
Income tax benefit	—	15	—	15
Net loss	$(7,495)	$(3,924)	$(10,058)	$(24,839)
Net loss per common share—basic and diluted	$(0.73)	$(2.74)	$(2.71)	$(17.55)
Weighted-average number of common shares used in calculating net loss per common share—basic and diluted (1)	10,291,261	1,431,327	3,705,505	1,415,083

(1)          Weighted-average number of common shares used in calculating net loss per common share — basic and diluted for the year ended December 31, 2010 (i) excludes convertible preferred stock shares outstanding from January 1 through November 30, 2010, which converted into 11,120,725 shares of common stock as of the November 30, 2010 closing of our initial public offering (IPO) and (ii) includes, on a weighted-average basis, 12,000,000 shares of common stock sold in our initial public offering and the concurrent private placement, which were outstanding only from November 30 to December 31, 2010, and 1,382,651 shares of common stock sold pursuant to an over-allotment option granted to the underwriters of our IPO, which were outstanding only from December 28 to December 31, 2010.  Total common shares outstanding as of December 31, 2010 were 27,996,878.

ANACOR PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEET DATA

(in thousands)

	December 31,
	2010	2009
Cash, cash equivalents and short-term investments	$78,591	$14,503
Total assets	83,964	17,945
Notes payable	7,741	10,724
Convertible preferred stock	—	87,473
Accumulated deficit	(111,180)	(101,122)
Total stockholders’ equity (deficit)	56,393	(95,284)

Contact:
Anacor Pharmaceuticals, Inc.

DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575